EXHIBIT 10.1

OPTION AMENDMENT AGREEMENT

This Option Amendment Agreement (the “Amendment”) is made and entered into as of September 30, 2005 by and between MRO Software, Inc., a Massachusetts corporation with its principal place of business at 100 Crosby Drive, Bedford, MA 01730 (the “Company”) and the undersigned individual optionee (“Optionee”).

RECITALS

As of September 30, 2005, Optionee holds one or more outstanding options to purchase shares of Company Common Stock (each, an “Option” and collectively, the “Options”) granted under the Company’s Amended and Restated 1999 Equity Incentive Plan (the “Plan”); and

In order to mitigate the effects of certain accounting rules with respect to the recognition of compensation expense in connection with vesting of the Options, and considering the facts that in 2005 executives received restricted stock awards covering one-third the number of shares subject to options granted in prior years, the Compensation Committee of the Company’s Board of Directors has accelerated the Options pursuant to Section 14(a) of the Plan, subject to the agreement of the Optionee to the following terms.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.	Definitions. Unless otherwise defined herein, capitalized terms have the meanings given in each Option and the Plan.
2.

Acceleration. Optionee acknowledges and agrees that each Option has been fully vested, and is fully exercisable and no longer subject to risk of forfeiture in the event that the Optionee’s employment by the Company is terminated.

3.

Agreement to Not Exercise. In consideration of the foregoing, Optionee hereby agrees to not exercise any such Option or portion thereof before such time as such Option or portion would otherwise have been exercisable had this Amendment not been executed. The parties agree that Optionee is free to exercise each Option in accordance with the vesting schedule as applicable to such Option under its original terms.

4.

Termination. This Amendment shall survive termination of the Optionee’s employment by the Company. Upon termination of the Optionee’s employment by the Company by either party for any reason, the provisions of Section 3 of this Amendment shall terminate, and the Optionee shall be free to exercise 100% of any Option then outstanding for such period of time following such termination as provided under the terms of the Option and the Plan.

5.	No Other Changes. Except as explicitly provided herein, the terms of each Option remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by authorized signatories, all as of the date first written above.

MRO Software, Inc.		Optionee

By:		Name:
Craig Newfield, General Counsel

Date:	September 30, 2005	Date: